Exhibit 10.1

CONSOLIDATED SECURED PROMISSORY NOTE

$4,000,000.00	August 11, 2023

FOR VALUE OF RECEIVED Starco Brands, Inc., a Nevada corporation, its successors and assigns (“Borrower), enter into this Consolidated Secured Promissory Note (this “Consolidated Secured Promissory Note”) to consolidate the Prior Notes (as defined below). Borrower promises to pay to the order of Ross Sklar, an individual (“Sklar” or “Lender”), at Lender’s current address of 250 26th Street, Suite 200, Santa Monica, California 90402, or at such other addresses as Lender may from time to time designate in writing to Borrower, the principal sum of FOUR MILLION DOLLARS AND ZERO CENTS ($4,000,000.00 (the “Loan Amount”), together with interest thereon and all other sums due and/or payable under any Loan Document (the “Loan”); such principal and other sums to be calculated and payable as provided in this Consolidated Secured Promissory Note.

WHEREAS, Borrower and Lender are parties to the promissory notes set forth below:

1. First Amended and Restated Promissory Note issued in favor of Ross Sklar, dated July 18, 2022, in the original principal amount of $100,000, filed as Exhibit 10.1 to Borrower’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on July 20, 2022 (“Note 1”);

2. Promissory Note issued in favor of Ross Sklar, dated June 28, 2021, in the original principal amount of $100,000, filed as Exhibit 6.12 to the Borrower’s Regulation A+ offering statement filed with the Commission on October 20, 2021 (“Note 2”);

3. Promissory Note issued in favor of Ross Sklar, dated September 17, 2021, in the original principal amount of $500,000, filed as Exhibit 10.1 to the Borrower’s Current Report on Form 8-K filed with the Commission on September 23, 2021 (“Note 3”);

4. Promissory Note issued in favor of Ross Sklar, dated December 13, 2021, in the original principal amount of $500,000, filed as Exhibit 10.1 to the Borrower’s Current Report on Form 8-K filed with the Commission on December 15, 2021 (“Note 4”);

5. Secured Promissory Note issued in favor of Ross Sklar, dated December 29, 2022, in the original principal amount of $2,000,000, filed as Exhibit 10.1 to the Borrower’s Current Report on Form 8-K filed with the Commission on January 5, 2023 (“Note 5”);

6. Secured Promissory Note issued in favor of Ross Sklar, dated March 3, 2023, in the original principal amount of $800,000, filed as Exhibit 10.1 to the Borrower’s Current Report on Form 8-K filed with the Commission on March 9, 2023 (“Note 6”, and together with Note 1, Note 2, Note 3, Note 4 and Note 5, collectively, the “Prior Notes”)).

WHEREAS, in consideration of Borrower, among other things, paying the accrued interest under the Prior Notes, setting a new interest rate under this Consolidated Secured Promissory Note and executing a Security Agreement (as amended or restated from time to time, the “Security Agreement”) of even date herewith, which grants Lender a security interest pursuant to this Consolidated Secured Promissory Note, Lender agrees to waive any and all events of default existing under the Prior Notes, extend the maturity date of the Loan obligations under the Prior Notes, and consolidate the Prior Notes into this Consolidated Secured Promissory Note as set forth herein; and

WHEREAS, this Consolidated Secured Promissory Note and the Security Agreement (collectively, the “Loan Documents”) consolidate the obligations evidenced by the Prior Notes which are hereby cancelled and deemed null and void and merged with and into this instrument.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereto agree as follows:

1. Interpretation. For purposes of this Consolidated Secured Promissory Note (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Consolidated Secured Promissory Note as a whole. The definitions given for any defined terms in this Consolidated Secured Promissory Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein to: (x) Schedules, Exhibits, and Sections mean the Schedules, Exhibits, and Sections of this Consolidated Secured Promissory Note; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Consolidated Secured Promissory Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

2. Interest. The entire outstanding Loan Amount of this Consolidated Secured Promissory Note shall accrue at an interest rate equal to the Wall Street Journal Prime Rate (the “Prime Rate”) (which currently stands at 8.5%) plus two percent (2%) (for a current interest rate of ten and one-half percent (10.5%), subject to adjustment) per annum, compounded monthly (the “Interest Rate”), from the date hereof until this Consolidated Secured Promissory Note shall have been repaid in full; provided, however, that, if any Event of Default shall occur, the then outstanding principal amount of this Consolidated Secured Promissory Note shall thereafter bear interest at a rate equal to the Interest Rate plus five percent (5%) (for a current default rate of fifteen and one-half percent (15.5%), subject to adjustment) per annum, compounded daily (the “Default Rate”), until all such principal and accrued interest due on this Consolidated Secured Promissory Note is repaid in full. The Prime Rate will be reset on the 1st day of each month during the term of this Consolidated Secured Promissory Note.

3. Payments; Maturity Date.

a. Payment. Except as otherwise provided in this Consolidated Secured Promissory Note, principal shall be paid on or before the Maturity Date, and all accrued and unpaid interest, if any shall be paid from the Lender to Borrower on the first business day of each month for the accrued interest of the prior month. Borrower shall have the absolute and unilateral right, at any time from the date of this Consolidated Secured Promissory Note through the Maturity Date, to satisfy all, or any part of the entire indebtedness evidenced by this Consolidated Secured Promissory Note by payment of the entire principal balance, or any portion thereof, and all accrued and unpaid interest without pre-payment penalty. Any partial repayment shall be credited first towards any accrued and unpaid interest, if any, with any remaining amounts credited towards the outstanding principal balance. Upon prepayment of the entire principal balance, the Consolidated Secured Promissory Note will be satisfied and paid in full and of no further force and effect.

b. Maturity Date. The aggregate unpaid Loan Amount, all accrued and unpaid interest, and all other amounts payable under this Consolidated Secured Promissory Note shall be due and payable on December 31, 2024 (the “Maturity Date”); provided, however, that if any amounts remain due and payable under this Consolidated Secured Promissory Note as of the Maturity Date, the term of this Consolidated Secured Promissory Note shall automatically be extended until March 31, 2025 (the “Extended Maturity Date” and the time between the Maturity Date and the Extended Maturity Date, the “Renegotiation Period”). The Borrower and Lender agree that during the Renegotiation Period, each party will discuss in good faith potential restructurings of this Consolidated Secured Promissory Note, provided, however, that if the parties do not come to mutual agreement on an restructuring or amendment to this Consolidated Secured Promissory Note, Borrower shall be obligated to pay all principal and accrued and unpaid interest due to Lender on the Extended Maturity Date. For purposes of making payments hereunder, if the payment date shall fall on a Saturday, Sunday, or day on which federal banks are closed, then the payment date shall be the ensuing business day.

4. Event of Default.

a. Upon the occurrence of an Event of Default, the Loan Amount shall (a) become due and payable, and (b) bear interest at the Default Rate. Borrower will also pay to Lender, after an Event of Default occurs, all reasonable costs of collecting, securing, or attempting to collect or secure this Consolidated Secured Promissory Note, including, without limitation, court costs and reasonable attorneys’ fees (including reasonable attorneys’ fees on any appeal by either Borrower or Lender and in any bankruptcy proceedings).

b. Notice of Default and Cure Period. If Borrower fails to comply with any of its obligations, representations, and/or covenants under this Consolidated Secured Promissory Note or any other provision of this Consolidated Secured Promissory Note, Lender shall provide written notice of breach to Borrower (the “Breach Notice”) consistent with the notice requirements set forth in this section. Borrower shall then have five (5) business days from the date of receipt of the Breach Notice to cure the breach (the “Grace Period”) or provide written proof that no breach existed, the sufficiency of which shall be in Lender’s reasonable discretion. If Borrower fails to cure any such breach within the Grace Period or fails to provide proof that no claimed breach existed, then Lender shall have all rights to proceed with its remedies as specified below.

c. Acceleration; Events of Default. It is hereby expressly agreed that the entire unpaid principal balance of the Loan Amount, together with all interest and other sums of any nature whatsoever which may or shall become due to the Lender in accordance with the provisions of this Consolidated Secured Promissory Note, shall, upon proper notice to Borrower as specified in the preceding subsection, and failure of Borrower to cure within the Grace Period, become immediately due and payable without necessity for further presentment and demand for payment, further notice of protest, demand and dishonor or nonpayment of this Consolidated Secured Promissory Note, all of which are hereby expressly waived by the Borrower after the expiration of the Grace Period, upon any default by the Borrower in making any payment when due hereunder or any other default hereunder or upon the occurrence of any of the following events, circumstances or conditions (each an “Event of Default”):

i.	any Interest and/or portion of the Loan Amount is not paid when due;

ii.	Borrower shall make an assignment for the benefit of creditors, or shall generally not be paying its debts as they become due;

iii.	Lender’s security interest is subordinated, nullified, voided or otherwise invalidated through no fault of Lender;

iv.	a receiver, liquidator or trustee shall be appointed for Borrower; or Borrower shall be adjudicated bankrupt or insolvent; or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower; or any proceeding for the dissolution or liquidation of Borrower shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, only upon the same not being discharged, stayed or dismissed within thirty (30) days;

v.	Borrower ceases to (a) (i) be required to file financial statements with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934 (the “‘34 Act”), or (ii) maintain a listing of its Class A common stock (or any other stock or equity exchanged thereof) on a national trading market (such as the OTC, NYSE, NYSE American or NASDAQ), and (b) Borrower fails to provide Lender equivalent financial statements as were previously filed under the ‘34 Act within 60 days following each of the first three fiscal quarters of the year, and 120 days following the fourth fiscal quarter of the year;

vi.	any event or circumstance occurs (whether by merger, consolidation, reorganization or other similar transaction) pursuant to which Borrower ceases existing and the successor entity is incapable or unwilling to (i) assume this Consolidated Secured Promissory Note and the Security Agreement and (ii) provide Lender with first priority security interest in all of the assets of the successor entity;

vii.	a default occurs under any term, covenant or provision set forth herein which specifically contains a notice requirement and such notice has been given;

viii.	a default occurs under any term, covenant or provision of any Loan Document; and/or

ix.	a default occurs under any other loan agreement of Borrower or its subsidiaries.

5. Method and Place of Payments; Borrower Obligations Absolute.

a. Except as otherwise specifically provided herein, all payments under this Consolidated Secured Promissory Note shall be made to Lender not later than four (4) p.m., Pacific Standard Time, on the date when due, and shall be made in lawful money of the United States of America by wire transfer of immediately available funds to the Lender’s account at a bank specified by the Lender in writing to the Borrower from time to time, and any funds received by Lender after such time, for all purposes hereof, shall be deemed to have been paid on the next succeeding business day.

b. All sums payable by Borrower shall be paid without notice, demand, counterclaim (other than mandatory counterclaims), setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction.

6. Waivers. With respect to the amounts due pursuant to this Consolidated Secured Promissory Note, Borrower waives the following: (a) all rights of exemption of property from levy or sale under execution or other process for the collection of debts under the Constitution or laws of the United States or any State thereof; and (b) any further receipt by Lender or acknowledgment by Lender of any collateral now or hereafter deposited as security for the Loan. In addition, Borrower agrees and acknowledges that no release of any security for the Loan or Loan Amount, or extension of time for payment of this Consolidated Secured Promissory Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Consolidated Secured Promissory Note, shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, any guarantor, or any other person who may become liable for the payment of all or any part of the Loan or Loan Amount, under this Consolidated Secured Promissory Note, unless in writing and signed by Borrower and Lender. No notice to or demand on Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Lender to take further action as provided for in this Consolidated Secured Promissory Note.

7. Interest Rate Limitation. This Consolidated Secured Promissory Note is subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Loan Amount at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum rate of interest designated by applicable laws relating to payment of interest and usury (the “Maximum Amount”). If, by the terms of this Consolidated Secured Promissory Note, Borrower is at any time required or obligated to pay interest on the Loan Amount at a rate in excess of the Maximum Amount, the Interest Rate shall be deemed to be immediately reduced to the Maximum Amount and all previous payments in excess of the Maximum Amount shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.

8. Modifications; Remedies Cumulative; Setoffs. Lender shall not by any act, delay, omission or otherwise be deemed to have modified, amended, waived, extended, discharged or terminated any of its rights or remedies, and no modification, amendment, waiver, extension, discharge or termination of any kind shall be valid unless in writing and signed by Lender and Borrower. All rights and remedies of Lender under the terms of this Consolidated Secured Promissory Note and applicable statutes or rules of law shall be cumulative, and may be exercised successively or concurrently. The agreements contained herein shall remain in full force and be applicable notwithstanding any changes in the shareholders comprising, or the officers and directors relating to, the corporation, and the term “Borrower” as used herein, shall include any alternative or successor corporation, but any predecessor corporation shall not be relieved of liability hereunder. Nothing in the foregoing sentence shall be construed as a consent to, or a waiver of, any prohibition or restriction on transfers of interests in such corporation.

9. Severability. Wherever possible, each provision of this Consolidated Secured Promissory Note shall be interpreted in such manner as to be effective and valid under any applicable laws, but if any provision of this Consolidated Secured Promissory Note shall be prohibited by or invalid under any applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Consolidated Secured Promissory Note.

10. Governing Law; Submission to Jurisdiction. This Consolidated Secured Promissory Note shall be governed by and construed and enforced in accordance with the laws (without giving effect to the conflict of law principles thereof) of the State of California. Any legal action or proceeding with respect to this Consolidated Secured Promissory Note shall exclusively be brought in the in the appropriate county, state or federal courts located exclusively in Los Angeles County, California, and, by execution and delivery hereof, the Borrower hereby accepts, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower and its heirs, successors, executors, administrators, and assigns, collectively and each of them individually, shall be jointly and severally responsible and liable for the performance of each and every term, covenant and condition on the part of the Borrower to be performed under this Consolidated Secured Promissory Note.

11. Waiver of Jury Trial. BORROWER AND LENDER TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS CONSOLIDATED SECURED PROMISSORY NOTE. EACH OF BORROWER AND LENDER AGREES THAT THE OTHER MAY FILE A COPY OF THIS WAIVER WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT OF THE OTHER IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY, AND THAT, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN BORROWER AND LENDER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

12. Representations and Warranties. Borrower hereby represents and warrants to Lender on the date hereof as follows:

a. Existence; Power and Authority; Compliance with Laws. Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the state of its jurisdiction of Nevada. Borrower is capable of entering into the Consolidated Secured Promissory Note, and has the requisite power and authority to execute and deliver this Consolidated Secured Promissory Note, and to perform its obligations hereunder.

b. Authorization; Execution and Delivery. The execution and delivery of this Consolidated Secured Promissory Note by Borrower and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporation action in accordance with all applicable laws. Borrower has duly executed and delivered this Consolidated Secured Promissory Note.

c. No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any governmental authority or any other person is required in order for Borrower to execute, deliver, or perform any of its obligations under this Consolidated Secured Promissory Note.

d. No Violations. The execution and delivery of this Consolidated Secured Promissory Note and the consummation by Borrower of the transactions contemplated hereby and thereby do not and will not (a) violate any law applicable to the Borrower or by which any of its properties or assets may be bound; or (b) constitute a default under any material agreement or contract by which the Borrower may be bound.

e. Enforceability. This Consolidated Secured Promissory Note is a valid, legal, and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

f. No Litigation. No action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or governmental authority is pending or threatened by or against Borrower or any of its property or assets (a) with respect to the Consolidated Secured Promissory Note or any of the transactions contemplated hereby or (b) that could be expected to materially adversely affect Borrower’s financial condition or the ability of Borrower to perform its obligations under the Consolidated Secured Promissory Note.

13. Notice. Except as expressly provided herein, any notice to be given hereunder shall be in writing and shall be either delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid or sent by common courier (e.g., Federal Express), addressed: (a) if to the Borrower, to Borrower’s address set forth below; or (b) if to the Lender, at the Lender’s address set forth in the introduction, or as to any party, at such other address as shall be designated by such party by notice to the other party given in the manner set forth in this Section 13. Each such notice shall be effective: (i) if delivered personally, at the time of delivery to the address specified in this paragraph; or (ii) if given by mail or if sent by courier, on the day actually received.

a. If to Borrower:

Starco Brands, Inc.

250 26th Street, Suite 200

Santa Monica, California 90402

With a copy to:

Buchalter, APC
1000 Wilshire Blvd, Ste. 1500
Los Angeles, California 90017
Attn: Peter Hogan, Esq.

14. Further Assurances. Upon the request of Lender, Borrower shall promptly execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Consolidated Secured Promissory Note.

[Signature Page to Follow]

“Borrower”

STARCO BRANDS, INC.

By:	/s/ Kevin Zaccardi
Name:	Kevin Zaccardi
Title:	Interim-Chief Financial Officer

Accepted on and as of the date of this Consolidated Secured Promissory Note:

/s/ Ross Sklar
Ross Sklar

[Signature Page to Consolidated Secured Promissory Note]